Exhibit 10.18

Noah Pollack Executive Vice-President General Counsel

128 South Tryon Street Suite 900 Charlotte, NC 28202 704-377-8130 telephone

E-Mail: noah.pollack@drivenbrands.com

November 7, 2012

Daniel R. Rivera

8025 SW 99 Street

Miami, Florida 33156

Re:	Letter of Employment and Non-Compete Obligations (the “Letter Agreement”)

Dear Danny:

I am pleased to offer you the position of Senior Vice President, Chief Information and Technology Officer of Driven Brands, Inc. (the “Company”), with such employment commencing on November 26, 2012 (the “Commencement Date”). This Letter Agreement will outline your employment terms with the Company together with your responsibilities and obligations as well as your non-compete obligations during and after your employment with the Company.

Duties:

As Chief Information and Technology Officer of the Company, you will have a direct reporting relationship to the Chief Financial Officer, and will sit on the Company’s Executive Team. You will be responsible for enterprise wide technology strategy and services and will be an instrumental business partner in support of all of the Company’s brands, including, without limitation, Maaco and Meineke.

Compensation:

In consideration for the performance of your duties and responsibilities hereunder, the Company will pay you a base salary at the per annum rate of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) commencing on the Commencement Date. Your base salary shall be paid on a bi-weekly basis in accordance with the Company’s regular payroll practices.

Bonus:

In addition to your base salary, you are also eligible to receive an annual performance-based cash bonus based on specific performance objectives that will be provided to you. The maximum annual performance-based cash bonus that you may earn shall be SEVENTY-FIVE PERCENT (75%) of your annual Base Salary at the rate in effect at the end of the relevant fiscal year. You will be entitled to a prorated portion of your calendar 2012 bonus, to the extent earned; any subsequent year shall be pro-rated to property reflect any partial year of employment. Unless otherwise agreed to in writing by the Chief Executive Officer Company, you will not be entitled to any bonus payment unless you are employed by the Company on the date that the bonus is scheduled to be paid for all bonus-eligible employees; and all criteria – both personal and Company-based have been met to qualify for your bonus. Notwithstanding the foregoing, should the bonus have accrued for the previous financial year and not yet been paid (and it is eventually paid to all bonus-eligible employees), and your employment is terminated by the Company without cause after the full completion of the fiscal year for which such bonus accrues, you will be entitled to your bonus at the time the bonus is paid to the Company’s bonus eligible employees. Should your employment with the Company be terminated prior to the end of the fiscal year, whether for cause or without cause, you will not be entitled to any bonus payment.

Management Discretion:

Circumstances may arise from time to time whereby management may change or augment these compensation arrangements for specific circumstances. Such circumstances might include, but are not limited to:

•	Opportunities arising from corporate activities such as divestment, merger or acquisitions.

•	Specific targeted activities such as finding buyers/franchisees for specific existing franchises (targeted re-sales).

Relocation and Family Visit Expenses:

You agree to procure, at your own expense, temporary housing accommodations in the Greater Charlotte, North Carolina, area no later than one (1) month from the Commencement Date. Each calendar year, prorated to any partial calendar year the Company will pay up to FIFTEEN THOUSAND DOLLARS ($15,000.00) in the aggregate towards both the cost of your reasonable relocation expenses, and any coach airfare between Charlotte and Miami, subject to the Company’s receipt of such documentation as the Company reasonably deems appropriate.

In the event your employment is terminated by the Company for Cause (as defined below) or you voluntarily resign for any reason prior to completing twelve (12) months of continuous service AFTER the relocation occurs, you shall promptly repay the Company 1/12th of the relocation expense paid for each full month not worked between the Commencement Date and the one year anniversary of the Commencement Date.

Business Expenses:

The Company will reimburse you for all reasonable business related expenses that you incur in the discharge of your responsibilities to the Company provided that the appropriate documentation is provided to the Company in a form that is acceptable to the Company.

Incentive Equity:

In consideration of future services to be rendered to Driven Holdings, LLC (“Driven Holdings’’) and its subsidiaries, you will be issued incentive units that, subject to the vesting and other terms and conditions set forth in your Annex A to that certain Limited Liability Company Agreement of the Company, representing 0.35% of the total equity in Driven Brands at the date of issuance.

All of the terms of such incentive equity shall be governed by the terms and conditions of the Agreement (the “LLC Agreement”), including “Annex A-Daniel Rivera” to the LLC Agreement setting forth such incentive equity.

Benefits and Paid Time Off:

You and any of your eligible dependents will be eligible to participate in the Company’s group medical plan subject to any applicable waiting period (currently 90 days) and further subject to your required premium contribution to that plan. You are eligible to participate in the Company’s retirement savings plan after one (1) year of service, at which time we will automatically deduct your employee contribution to the plan, which will not be less than three percent (3%) from each of your paychecks for as long as you are a participant in the Plan. The Company will match 50% of the first six (6) percentage points of your contributions. Your signature will be required to opt out of the savings plan or to make any changes. Your and your dependents’ participation in the above mentioned plans will be subject to the terms and conditions of such plans (as they may be amended or terminated) as in effect from time to time and all applicable laws.

As an employee of the company you will participate in the Paid Time Off (“PTO”) program and will have the potential to accrue hours based on your length of service with the company, but in no circumstance shall you be entitled to less than three (3) weeks of PTO per annum (pro-rated for any partial calendar years of employment).

Termination:

Your employment will continue on an at-will basis, meaning that either you or the Company may terminate your employment at any time, with or without notice and with or without Cause; provided, however, that if at any time after the Commencement Date your employment is terminated by the Company for any reason other than for Cause and other than because of your death or disability (to the extent there is a long term disability plan, policy or arrangement applicable to Company employees, the term disability shall have the definition used in such plan, policy or arrangement) and you sign a separation and release agreement in a form customary and reasonable for situations of this type provided to you by the Company, you shall receive from the Company separation payments, in lieu of any other payment (other than your wages due as of the time of your separation from employment), in an amount equal to six (6) months of your base salary in effect immediately prior to the date of such termination, payable in a lump sum payment or in regular payroll intervals in accordance with the Company’s payroll practices during the six (6) month period following such termination, subject to all applicable deductions and withholdings. The decision to make this payment in a lump sum or over a six month period is within the Company’s sole and absolute discretion. In the event of termination due to death or disability, or termination for Cause, you shall only be entitled to payment of your salary up until your last day of active employment.

In the event of any conflict between the terms of this Letter and any separation plan, the terms of this Letter shall prevail.

For purposes of this Letter Agreement, “Cause” shall mean (i) being convicted of, or pleading guilty or nolo contendere to, a felony, a crime of moral turpitude or any crime involving the Company, (ii) engaging in (A) willful misconduct, (B) willful neglect of duty having a material detrimental impact on the Company, (C) fraud, embezzlement or similar actions, (D) misappropriation of the property of the Company or (E) repeated substantial failure in the performance of your duties as an employee of the Company without having cured such misconduct following written notice, or (iii) breach in any material respect of this Letter Agreement and/or the duties, obligations, terms and conditions of your employment by the Company (other than an absence resulting from your incapacity due to a physical or mental illness),

In the event your employment with the Company terminates under any circumstances, the Company shall pay or provide to you in a lump-sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan: (A) any base salary payable to you pursuant to this Letter Agreement, accrued up to and including the date of such termination, (B) any employee benefits to which you may be entitled upon such termination in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by you prior to the date of such termination, as set forth below in this Letter Agreement and (D) payment of any other amount otherwise due to you under the Company’s policies and procedures.

In consideration for your employment with the Company and intending to be legally bound hereby, you agree to abide by the covenant against competition and non-solicitation provisions set forth below in the Sections titled “Covenant Not to Compete,” “Non-Solicitation of Franchisees” and “Non-Solicitation of Employees.”

Confidentiality:

You recognize and acknowledge that the knowledge and information about your relationship with the employees, business associates, customers, clients, and agents of the Company, and its affiliated companies, and the business methods, systems, plans and policies of the Company and its affiliated companies, which you heretofore and shall hereinafter receive, obtain or establish as an employee of the Company or otherwise are valuable and unique assets of the Company and its affiliated companies. Accordingly, you agree that during your employment with the Company and thereafter you shall not (unless compelled by a governmental, judicial or administrative order or proceeding) disclose, or use for the benefit of yourself or any other person or entity other than in furtherance of your duties hereunder, without the written consent of the Company any confidential or proprietary information, know-how or data pertaining to the Company or its subsidiaries or affiliates or its or their business, personnel, or plans to any person, firm, corporation or other entity, for any reason or purpose whatsoever. You acknowledge and agree that all memoranda, notes, records and other documents made or compiled by you or made available to you during your employment concerning the business of the Company or its subsidiaries or affiliates or its or their business, personnel or plans shall be the Company’s exclusive property and shall be delivered by you to the Company upon expiration or termination of your employment or any other time upon the request of the Company. The provisions of this paragraph shall survive the expiration or termination of your employment, this Letter Agreement or any part thereof without regard to the reason therefore.

You hereby acknowledge that the services to be rendered by you are of a special, unique and extraordinary character, and in connection with such services, you will have access to confidential information concerning the Company’s business. By reason of this, you consent and agree that if you violate any of the provisions of this Letter Agreement with respect to confidentiality, Covenant Not to Compete and Non-Solicitation, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Letter Agreement or otherwise, the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any such violation of this Letter Agreement (without the necessity of posting a bond or other security).

Covenant Not To Compete:

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to compete, and intending to be legally bound hereby, you agree that for the duration of your employment with the Company and for a period of two (2) years thereafter and regardless of the reason for the termination of your employment, you will not, on behalf of yourself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, as employee (in an executive or managerial capacity), consultant (providing services of an executive or managerial level or providing services in an advisory capacity to executives, managers, owners, members or directors), proprietor, stockholder, partner, officer, or in any similar capacity, engage in any business or activity competitive with the products and services of the Company, or any other direct or indirect subsidiary of the Company for which you have had any responsibility or about which you have received Confidential Information in connection with your employment (together with the Company, the “Driven Brands Companies”), as of the date of such breach if occurring during your employment or as of the last day of your employment if occurring after the termination of your employment, and which business or activity is located within six (6) miles from any of the Company’s franchised or company-owned retail outlets, whether operated under the name or trade-name of the Company or any of the Driven Brands Companies, whether or not you perform or direct someone to perform such activity within these geographic restrictions; provided, however, that notwithstanding anything herein to the contrary and to the extent required by applicable law or regulations. Nothing contained herein shall be construed to prevent you from owning less than two percent (2%) of the issued and outstanding shares of a publicly traded company even if that company provides products or services competitive with the Company or the other Driven Brands Companies provided that you have no role in the management of such company. You agree that for every day you do not abide by this covenant that the covenant period shall be extended for one additional day. The provisions of this section shall survive the expiration or termination of your employment and this Letter Agreement.

Non-solicitation of Franchisees:

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to solicit, and intending to be legally bound hereby, you agree that for the duration of your employment with the Company and for a period of two (2) years thereafter and regardless of the reason for the termination of your employment, you shall not, directly or indirectly, (a) interfere with the Company’s or any of the Driven Brand Companies’ relationship with any of its or their franchisees (including prospective franchisees) or (b) in connection with any business or activity competitive with the products and services of the Company, or any other direct or indirect subsidiary of the Company for which you have had any responsibility or about which you have received Confidential Information in connection with your employment (together with the Company, the “Driven Brands Companies”), as of the date of such breach if occurring during your employment or as of the last day of your employment if occurring after the termination of your employment, and which business or activity is located within six (6) miles from any of the Company’s franchised or company-owned retail outlets, whether operated under the name or trade-name of the Company or any of the Driven Brands Companies, solicit and/or contract with any person or entity who or which is, or was within the 12 months preceding such solicitation or contracting, a franchisee of the Company or any of the Driven Brand Companies.

Non-Solicitation of Employees:

In consideration for your employment with the Company, which constitutes a material inducement to you to enter into this covenant not to solicit, and intending to be legally bound hereby, for a period of two (2) years after the date of termination of your employment with the Company for any reason, you will not, directly or indirectly, hire or attempt to hire or solicit or attempt to solicit any employee of the Company, or any other direct or indirect subsidiary of the Company for which you have had any responsibility or about which you have received Confidential Information in connection with your employment, to terminate employment with the Company or any of its affiliates or to accept employment with any other person or entity. Notwithstanding anything to the contrary herein, the above non-solicitation obligation shall be reduced to one (1) year after the date of termination of your employment with the Company for any employee that you personally introduced to, and hired on behalf of the Company during your employment with the Company.

Miscellaneous:

The Company shall have the right to assign this Letter Agreement to any other entity within the Driven Brands group of companies, or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise, without your prior authorization. This Letter Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company and Driven Brands and their respective affiliates, successors and assigns. You shall not have the right to assign any of the benefits or duties of this Letter Agreement without the prior written consent of the Company.

The Company shall deduct and withhold from any and all payments to be made to you hereunder all amounts required to be deducted or withheld pursuant to any applicable laws or regulations, including, but not limited to, all applicable federal, state and local income tax and FICA.

The intent of the parties is that payments and benefits under this Letter Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the Company shall have complete discretion to interpret and construe this Letter Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of this Letter Agreement that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.

This Letter Agreement shall be interpreted under the laws of North Carolina. In the event that there shall arise a dispute between the parties regarding the interpretation of the terms of this letter agreement any party bringing a cause of action to enforce the terms of it shall bring such action exclusively in the courts of Mecklenburg County, North Carolina.

For this Letter Agreement to be effective, you must sign and return to the Company this Letter Agreement on or before November 8, 2012. You may return this Letter Agreement to me by electronic (pdf.) transmission. Your signature to this Letter Agreement constitutes your agreement to the above terms and conditions of your employment with the Company.

Very Truly Yours,

By:	/s/ Noah Pollack
Noah Pollack
Executive Vice President, General Counsel

Accepted:	/s/ Daniel R. Rivera	Date: 11/7/12
Daniel R. Rivera